UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2005

NetIQ Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26757	77-0405505
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3553 North First Street, San Jose, CA 95134

(Address of Principal Executive Offices) (Zip Code)

(408) 856-3000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Registrant’s Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On May 2, 2005, the Compensation Committee of the Board of Directors of NetIQ Corporation (the “Company”) approved a relocation agreement between Marc Andrews and the Company (the “Agreement”). Mr. Andrews, who formerly was located in Staines, U.K. and headed the Company’s EMEA field sales organization, was promoted to Senior Vice President and General Manager for Security and Systems Management on February 4, 2004. After a transition period, Mr. Andrews was transferred to the Company’s office in Houston, Texas, on July 20, 2004. On May 3, 2005, subsequent to the approval of the Agreement, Mr. Andrews was promoted to Senior Vice President and General Manager, Worldwide Field Sales Operations, a position that is also located in Houston, Texas. The provisions of the Agreement are not affected by that promotion.

The following is a brief description of the material terms of the Agreement. The description is not complete and is qualified in its entirety by reference to the Agreement that is filed as an exhibit to this Form 8-K.

The Agreement provides that, in consideration of Mr. Andrews relocating to Houston, Texas, and performing certain other conditions specified in the Agreement, the Company agrees to compensate him for certain of his relocation expenses, including payment of: a real estate differential between the U.K. and the U.S.; a lump sum for reasonable and incidental expenses; ordinary and customary out of pocket expenses incurred for the packing, shipping and storage of household goods; the costs of an apartment rental or, alternatively, a housing allowance; certain costs incurred in connection with house hunting; certain transportation costs; private school fees in Houston for two children for two years; and such amounts as are necessary to reimburse him for the Federal and state taxes payable by him for the additional compensation paid to him for certain of such reimbursements.

Item 9.01 – Financial Statements and Exhibits

(c) Exhibits

The following exhibit is furnished herewith:

Exhibit Number	Description
10.1	Marc Andrews terms and conditions regarding relocation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetIQ Corporation

By:	/s/ Betsy E. Bayha
Betsy E. Bayha
Senior Vice President, General Counsel and Secretary

Date: May 6, 2005